DAVIS GAS PROCESSING, INC.
211 North Colorado
Midland, Texas 79701-4696

Telephone: (432) 682-4349
Telecopier: (432) 682-2594

November 7, 2007

Mr. Steve Glahn
Coreterra Operating, LLC.
17304 Preston Road, Suite 970
Dallas, Texas 75252

RE: Gas Purchase Contract dated October 17, 2007,
Bowie Gas Plant, Montague County, Texas

Dear Mr. Glahn

Attached for your files is one (1) fully executed original of the above referenced agreement which covers the purchase and sale of gas from your Daube lease.

Thank you for your time and continued cooperation in this matter. Should you have any questions concerning this agreement or need additional information, please do not hesitate to contact me at (432) 682-6311.

Yours very truly,

Jerry V. McConnell

Jerry V. McConnell
Gas Contracts Representative

cc: Mr. Rick Watkins
Mr. Ron Moore
File

GAS PURCHASE CONTRACT

THIS CONTRACT, made and entered into on this 17th day of October, 2007, by and between **CORETERRA OPERATING, LLC.**, referred to herein as "Seller" (whether one or more), and **DAVIS GAS PROCESSING, INC.**, referred to herein as "Buyer". The parties hereto may be referred to herein jointly as the "Parties".

WITNESSETH:

WHEREAS, Seller owns or controls a certain valid and subsisting oil and gas mining lease or leases and/or rights to oil and gas or interests therein or intends to develop the land described or depicted in Exhibit "A", attached hereto and made a part hereof. The land described is hereinafter referred to as "Premises"; and,

WHEREAS, Seller has or contemplates having a supply of gas from present and future wells and desires to deliver and sell such gas; and

WHEREAS, in the vicinity of Premises, Buyer contemplates the construction of, or has in operation a gas gathering system and related facilities in order to purchase Seller's gas and that of others; and

WHEREAS, Buyer desires to purchase gas production therefrom for the purpose of extracting hydrocarbon liquids and for other purposes.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter specified, Seller hereby agrees to sell and deliver to Buyer and Buyer agrees to purchase and take from Seller all gas now or hereafter produced from wells on the lands and leases hereinabove described, subject, however, to the following terms and conditions:

ARTICLE I
Definitions

1. For the purpose of this Contract, certain terms herein used are defined as follows:

(a) "Gas" or "gas" shall mean all gas produced in its natural state from present and future wells, including wells classified by the Railroad Commission of the State of Texas as an oil or gas well, and gas, including tank vapors, remaining after recovery by Seller of free liquid hydrocarbons by use of conventional lease separation equipment.

(b) "Day" shall mean a period of twenty-four (24) consecutive hours beginning and ending at seven o'clock a.m., Central Time.

(c) "Month" shall mean the period beginning at seven o'clock a.m., on the first day of the calendar month and ending at seven o'clock a.m., on the first day of the next succeeding calendar month.

(d) "Plant" shall mean the plant and all related facilities owned and operated by Buyer or Buyer's designee, in the vicinity of or downstream from the lands and leases subject to this Contract.

(e) "MCF" or "Mcf" shall mean one thousand (1,000) cubic feet of gas measured in accordance with the provisions of Article X hereof.

(f) "Measuring Station" shall mean those facilities presently or hereinafter installed by Buyer at the point(s) of delivery hereunder, to measure gas produced and delivered to Buyer's Plant from Seller's lease or leases covered hereby. Buyer may install additional measuring stations if in its sole opinion such additional measuring stations are necessary and feasible to measure gas subject to this Contract.

ARTICLE II
Seller's Representative

1. In the event Seller is one of two or more parties selling gas under the terms and conditions of this Contract, Seller agrees that Seller will join with such other parties to appoint one of their number to serve as their representative hereunder for doing and receiving all things provided for concerning Seller in this Contract. Buyer may act, and shall be fully protected in acting, in reliance upon any and all acts and things done or performed by, or agreements with respect to all matters dealt with herein made by such representative on behalf of the parties Seller as fully and effectively as though each had done, performed, made or executed the same. The aforementioned parties may change their representative and designate one of their number as the new representative from time to time by delivery of written notice of change and designation to Buyer, provided that any such new representative shall be the same party as designated by all such parties.

ARTICLE III
Reservations of Seller

1. Seller hereby expressly reserves the right to use gas produced from leaseholds and/or lands subject hereto for:

(a) Above ground lease use including but not limited to drilling, development and operation of such leaseholds and/or lands; and

(b) Delivery to the lessors in Seller's leases of the gas which such lessors are entitled to use under the original terms of such leases. Any gas so used by Seller shall be taken by Seller prior to its delivery to Buyer.

ARTICLE IV
Commitment and Date of Delivery

1. Subject to the terms and conditions of this Contract, Seller hereby commits and dedicates to the performance of this Contract all of Seller's Gas underlying the acreage described on Exhibit "A" hereto, warrants the faithful performance of the provisions of this Contract, and covenants to sell and deliver Seller's Gas exclusively to Buyer at the delivery point(s) specified below without other disposition, except as herein otherwise provided. The effective date for delivery and reception of gas under the terms and provisions of this Contract shall begin on the initial date of delivery following the installation of facilities necessary for Buyer and Seller to receive and deliver gas hereunder, including Buyer's Measuring Station.

ARTICLE V
Delivery Point

1. The delivery point(s) for Seller's gas hereunder shall be at a mutually agreeable point at or near the outlet of Seller's lease separation facilities into Buyer's gas gathering pipeline, all being located in Montague County, Texas. Seller will install, own, maintain, and operate the pipeline and equipment located upstream from the delivery point(s), and Buyer will install, own, maintain, and operate the pipeline and equipment located downstream from the delivery point. Title to the gas shall pass at such point(s) from Seller and shall vest in Buyer without regard to the purpose for which said gas may thereafter be used by Buyer.

2. Any distillate, condensate and/or liquids accumulating in the drips, separators and lines from Seller's wells to the delivery points shall belong to the Seller and all distillate, condensate and/or liquids accumulating or recovered in drips, scrubbers, and lines after the delivery point shall belong to the Buyer. Buyer shall be entitled to retain all of the revenue received from the resale of any such substance as partial compensation in order to offset the cost incurred to recover and dispose of such and repair any damage.

ARTICLE VI
Delivery Pressure

1. Delivery of gas hereunder shall be made by Seller at a pressure sufficient to enter Buyer's gathering lines against the varying pressures maintained therein by Buyer, provided, however, Seller shall not be required to deliver gas hereunder at pressures greater than fifty (50) psig. Seller may compress the gas in order to facilitate delivery hereunder, but such compression shall be installed and operated so as to not impair the accuracy of Buyer's measurement of Seller's gas or be harmful to Buyer's facilities.

ARTICLE VII
Quality

1. Seller warrants that it shall deliver its gas for receipt by Buyer that is of merchantable quality meeting the gas quality specifications of the transmission pipelines or residue gas purchasers located downstream from Buyer's facilities, as such may vary from time to time, and such gas shall be free of water or other liquids, hazardous substances, bacteria, chemicals, and other deleterious substances. All gas delivered by Seller under the terms of this Contract shall in addition conform to the following specifications:

(a) **Oxygen**: The gas shall not contain any oxygen.

(b) **Hydrogen Sulfide and Sulfur:** The gas shall not contain more than one quarter (¼) grain of hydrogen sulfide nor more than five (5) grains of organic sulfur (mercaptans) per one hundred (100) standard cubic feet.

(c) **Non-Hydrocarbons:** The gas shall not have a carbon dioxide content of more than one percent (1%) by volume and shall not have a nitrogen content of more than four percent (4%) by volume.

(d) **Heating Value:** The Btu content of the gas shall be greater than 1,100 Btu.

(e) **Temperature:** The flowing temperature of gas delivered hereunder shall be less than one hundred (100) and more than forty (40) degrees Fahrenheit.

2. Seller shall have the right to treat gas prior to its delivery to Buyer to cause the gas to conform to the above specifications. If Buyer's capacity is insufficient to handle gas that fails to conform to the above quality specifications or the transmission pipeline or the party taking gas from Buyer downstream from Buyer's gas gathering system serving any such delivery point is unwilling to accept such gas or such gas is considered by Buyer to be detrimental to the continued operation of Buyer's facilities, Buyer may cease taking or curtail takes of that particular gas without incurring any liability to Seller. The acceptance of gas that does not meet the specifications herein shall not be deemed a waiver of the right to require future deliveries to conform to said specifications.

3. Seller agrees to employ only conventional type mechanical separation equipment on any of the leases covered by this Contract. Low temperature, refrigeration, adsorption, absorption, cryogenic, or other process or similar separation facilities shall not be deemed to be conventional type mechanical separation equipment. Except for liquids removed through operation of conventional mechanical separators and except for removal of components as required to enable Seller to comply with the provisions of this Article, Seller agrees that no liquefiable hydrocarbons shall be removed prior to delivery to Buyer.

ARTICLE VIII
Price

1. Each month, Buyer shall pay Seller for all Gas delivered hereunder a consideration based on the value of (a) the plant products and (b) the surplus residue gas attributable to Seller's gas hereunder.

(a) The amount of payment due Seller each month for plant products (being ethane and heavier hydrocarbons extracted by Buyer's, or its designee's, gas processing plant) shall be equal the product of multiplying the plant product value, as determined in Article IX below, by the payment percentage specified in Table 8.1 below.

(b) The amount of payment due Seller each month for surplus residue gas attributable to Seller's gas hereunder shall be equal to product of multiplying the surplus residue gas value, as determined in Article IX below, by the payment percentage specified in Table 8.1 below.

Table 8.1
Payment Percentages To Be Used In Monthly Settlements

Production Month's Volume Measured at the Delivery Point	Payment Percentage
1 Mcf or More	Eighty-three Percent (83%)

(The payment percentages to be used in settlement shall be determined individually for each delivery point based on the volume delivered during each production month.)

ARTICLE IX
Allocation and Values of Plant Products and Residue Gas

1. Plant Products: The plant products value attributable to Seller's gas delivered hereunder each month shall be determined by multiplying the recovered plant product gallons attributable to Seller's gas delivered during the production month by the plant product price associated with the same production month.

The recovered plant product gallons shall be determined by multiplying (i) Seller's inlet Mcf volume (dry basis) of gas hereunder by (ii) the plant product GPM (provided by gas chromatograph analysis referred to in Section 3 of this Article) and by (iii) the fixed plant product recovery factors. Seller's inlet Mcf volume shall be determined (in consideration for Field Fuel or Loss) by multiplying the volume of gas (dry basis) recorded by Buyer at Seller's Delivery Point(s) by eighty-eight percent (88%). The fixed plant product recovery factors shall be, for purposes of this Contract, as specified in Table 9.1 below:

Component	Table 9.1 Fixed Plant Product Recovery Factor
Ethane	Thirty Percent (30%)
Propane	Seventy Percent (70%)
Butanes	Ninety Percent (90%)
Pentanes and Heavier	Eighty Percent (80%)

The plant product price used each production month to compute the amount of payment due Seller hereunder for ethane, propane, iso-butane, normal butane, and pentanes and heavier products shall be the average component price per gallon published during the production month by the "Oil Price Information Service" or "OPIS" publication for Mt. Belvieu, ("Purity Ethane" for ethane and "Non-TET" for propane and heavier hydrocarbons), less eight and seven tenths cents ($0.087) per gallon for product transportation, fractionation, handling, and marketing charges. Said product transportation and fractionation charge shall be adjusted simultaneously with any unaffiliated third party transportation and fractionation fee escalations incurred after October 31, 2005. Should the above mentioned OPIS publication or the referenced prices no longer be available, a mutually acceptable replacement listing component product prices at Mt. Belvieu shall be used.

2. Residue Gas: The surplus residue gas value attributable to Seller's gas shall be determined by multiplying the production month's MMBtu volume of surplus residue gas attributable to Seller's gas delivered hereunder by the surplus residue price.

Seller's inlet Mcf volume of gas delivered during a month hereunder shall be multiplied by a fraction, the numerator being the Btu content (saturated basis) of Seller's gas (provided by the gas chromatograph analysis referred to below in Section 3 of this Article) and the denominator being 1,000 in order to determine the inlet MMBtu volume of Seller's gas so delivered. The sum of the recovered plant product MMBtu volume attributable to Seller's gas hereunder for same said production month shall be subtracted from the Seller's inlet MMBtu volume of gas and the remainder shall be the MMBtu volume of surplus residue gas attributable to Seller's gas delivered during such month.

The MMBtu volume of the recovered plant products content of Seller's gas hereunder shall be determined by multiplying the recovered plant product gallons attributable to Seller's gas delivered hereunder during a production month by the appropriate MMBtu per gallon factor for each component.

The surplus residue price shall mean the index posting for the Houston Ship Channel (large packages only), published on or about the first of each production month by McGraw-Hill's "Inside F.E.R.C.'s Gas Market Report" under the table entitled "Market Center Spot-Gas Prices", less thirty-four cents. At any time after November 1, 2008 during the term of this Contract, either party hereto may request a redetermination of the surplus residue price used hereunder, provided, however, any such redetermination shall not occur more often than once during a calendar year period.

3. A representative sample of the gas from each delivery point hereunder shall be taken at least annually. Such samples shall be obtained by Buyer or Buyer's representative to determine the composition of Seller's gas and to allocate plant products and residue gas to Seller. Such sample shall be analyzed at no cost to Seller by chromatograph (or comparable type analytical method) to determine the composition and Btu content thereof. The component analyses of each routine set of samples shall be used for allocation purposes commencing with the first of the month following the month in which samples were taken. Buyer will notify Seller reasonably in advance of the time of any sampling so that Seller may have its representative present to witness the sampling procedure.

ARTICLE X
Meters and Computations of Volumes

1. All of the gas delivered hereunder shall be measured by means of a meter or meters of standard make, furnished, installed and kept in repair by Buyer at the aforesaid point(s) of delivery and such equipment shall be operated in accordance with that prescribed by the AGA Report No. 3 (1985 or earlier edition). Buyer shall test and, if necessary, adjust as closely as possible to a condition of accuracy its measuring equipment, and such tests shall be conducted at or near the same time as that prescribed above in Article IX for gas sampling. Said meter(s) shall be, at all reasonable times, subject to inspection by Seller in the presence of Buyer. In case any questions arise as to the accuracy of the meter measurement, said meter, or meters, shall be tested upon the demand of either party. The expense of such tests shall be borne by the party demanding same if the meter is found to be correct and by Buyer if found incorrect. A registration within two percent (2%) shall be considered accurate in computing deliveries hereunder; however, the equipment shall be adjusted at once to record correctly. When any test shall show an error of more than two percent (2%) and such error would result in an adjustment amounting to more than one hundred (100) Mcf in measurement of a production month's volume, correction shall be made for that production month during the period that the meter was known to be in error, and if this period cannot be ascertained, correction shall be made for one-half (1/2) of the period elapsed since the date of the last previous test, not exceeding ninety (90) days. Buyer shall give Seller notice of the time of all tests of meters at least ten (10) days in advance of the making of such tests in order that the Seller may conveniently have its representative present.

2. In the event a meter is out of service or registering inaccurately, the volume of gas delivered hereunder shall be estimated by (1) using the registration of any check meter or meters if installed and accurately registering, or (2) by correcting the error if the percent of error is ascertainable by calibration or mathematical computation, or (3) in the absence of both (1) and (2) by estimating the volume delivered during periods of similar conditions when the meter was registering accurately.

3. Seller may, at its option and expense, install and operate meters to check Buyer's meter, provided such check meter installation in no way interferes with the proper operation of Buyer's meter.

4. The computations of all gas volumes, for the purpose of this Contract, shall be in accordance with the American Gas Measurement Committee Report No. 3 of the American Gas Association and shall be corrected to a base pressure of 14.65 pounds per square inch absolute and a base temperature of sixty (60) degrees Fahrenheit. There shall be used an assumed atmospheric pressure of 14.4 pounds per square inch absolute (regardless of actual atmospheric at which the gas is measured). An assumed flowing temperature of sixty (60) degrees Fahrenheit shall be used unless the flowing temperature of the gas is determined by Buyer to be other than sixty (60) degrees Fahrenheit. It is agreed that the compressibility of the gas deviates from Boyles' Law, however, correction shall be made for such deviation from this law on only gas measured at pressures in excess of 100 pounds per square inch gauge, and it is hereby agreed that the values of the Reynolds number factor and the expansion factor shall be assumed to be one (1).

5. The specific gravity of the gas shall be determined in accordance with the specifications and test procedures of the Natural Gas Processors Association for the determination of specific gravity of natural gases by the balance method, Ranorex, or any other method generally acceptable to the industry. The tests for specific gravity of the gas shall be made at the same time as the meters are tested for accuracy.

6. Seller agrees to endeavor to deliver gas to Buyer at stable rates of flow. Seller agrees to monitor its deliveries of gas so that any differential pressure pulsations at the delivery point shall not exceed ten percent (10%).

ARTICLE XI
Unprofitable Gas

1. Seller hereby agrees to sell and deliver it gas exclusively to Buyer, and Buyer agrees to purchase and receive from Seller, subject to the stipulations and conditions herein specified, all of Seller's gas available for sale now or hereafter produced from the well(s) on the lands described in Exhibit "A" provided that Buyer shall not be obligated to take gas testing less than two (2) gallons of plant products per thousand cubic feet. It is recognized that Buyer may be unable to receive and process for recovery of natural gas liquids all of the gas available to the Plant during temporary periods or for such time as is required to make necessary changes or additions to the Plant. Buyer's obligation to receive and process hereunder shall be reduced in the ratio that the Plant capacity bears to the total volume of gas of all types available to the Plant. Nothing herein shall be construed as an obligation on the part of the Buyer to enlarge its processing facilities to process Seller's gas hereunder. In the event the purchase of gas from any well or wells under this Contract is or becomes unprofitable due to its volume, quality or any other cause, Buyer shall not be obligated to take or may cease taking the gas therefrom so long as such condition exists. It is further provided that if at any time the volume and/or gasoline content of the gas available to Buyer, or if any cause beyond its control shall render the operation of said Plant unprofitable, Buyer may upon thirty (30) days notice, in writing, and payment or tender to Seller of ten dollars ($10.00) terminate this Contract.

ARTICLE XII
Payment

1. Payment shall be made by Buyer for all gas purchased hereunder on or about the last day of the month following the month of production, accompanied by a statement showing full details of accounts. Examination by the Seller of the books of accounts kept by Buyer respecting said gas accounts shall be permitted by the Buyer at any and all reasonable hours. Buyer shall be obligated to preserve said books of accounts for a period of no more than two (2) years. Payment shall be final unless questioned within twenty-four (24) months from the date on which the payment is issued.

2. Buyer agrees to distribute the proceeds associated with the gas purchased and sold hereunder to the royalty, overriding royalty, and working interest owners in accordance with Seller's instructions. Seller will maintain any necessary division orders associated with and supporting distribution or disbursement of payments made hereunder and agrees to furnish Buyer with the ownership interest, address, tax identification numbers, and any other necessary information for each owner. Seller warrants title to the gas delivered hereunder and the right to deliver same, and that such gas is free from all liens, prior gas purchase contracts and adverse claims. Seller agrees to indemnify Buyer and save it harmless from all suits, actions, debts, accounts, damages, costs, losses and expenses arising from or out of the adverse claims of any and all persons to said gas or royalties, charges and taxes thereon. Any and all overpayments made by Buyer hereunder shall be refunded to Buyer within thirty days of invoice. Seller shall obtain appropriate ratification of this Contract from its interest owners associated with the gas dedicated and produced from the lands described under the Exhibit "A" attached hereto.

3. In the event of any dispute, question, or litigation at any time concerning Seller's title to the lease(s), or the gas produced therefrom, or proceeds from the sale thereof, Buyer shall be entitled to suspend payment for gas purchased by it hereunder and withhold the proceeds payable therefore, without interest, until such dispute, defect, or question of title is corrected or removed to Buyer's satisfaction or until the Seller furnishes security conditioned to save Buyer harmless in form and with surety satisfactory to Buyer.

ARTICLE XIII
Taxes

1. Seller agrees to pay or cause to be paid all taxes levied or due on the gas hereunder prior to its delivery to Buyer and Buyer agrees to pay or cause to be paid all taxes levied on such gas after its receipt by Buyer. The price provided for in Article VIII includes reimbursement for one hundred percent of the severance taxes assessed by the State of Texas attributable to Seller's gas delivered hereunder. Buyer may deduct from payments otherwise due Seller and remit taxes assessed on the gas delivered hereunder.

ARTICLE XIV
Term

1. This Contract shall be for a primary term extending to March 1, 2013 and it shall extend from year to year thereafter, provided, however, either party shall have the right to terminate this Contract at the end of the aforementioned primary term, or on any anniversary date thereafter, by giving the other party at least sixty (60) days prior written notice of its intention to do so. If either party intends to terminate or cancel this Contract at any time as permitted hereunder, prior to selling gas to a third party, Seller shall give Buyer written notice and complete details of any third party offer under which it proposes to sell the gas, and Buyer shall have the option for thirty (30) days from such notice to either elect to continue the purchase of gas under the terms of this Contract with such adjustments as may be required to yield the same economic benefit to Seller as would be derived from the proposed third party offer or decline such offer and thereby terminate such right, provided that Seller shall not sell gas to the proposed third party under terms less favorable than those submitted by Buyer.

ARTICLE XV
Force Majeure

1. In the event either party hereto is rendered unable wholly or in part by force majeure to carry out its obligations under this Contract, it is agreed that such obligations including the obligation to purchase gas hereunder shall be suspended during the continuance of any inability so caused, except for payment, and shall be as far as possible remedied with all reasonable dispatch.

2. The term "force majeure" as employed herein shall mean acts of God, strikes, lockouts, or other industrial disturbances, acts of the public enemy, wars, terrorism, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrest and restraints of rulers and people, arrests and restraints of the Government, either Federal or State, inability of any party hereto to obtain necessary materials, right-of-way, supplies, or permits due to existing or future rules, orders and laws of governmental authorities (both Federal and State), interruptions by government or court orders, present and future orders of any regulatory body having proper jurisdiction, civil disturbances, explosions, sabotage, breakage or accident to machinery or lines of pipe, failure of products pipeline or residue gas purchaser's pipeline, freezing of wells or lines of pipe, partial or entire failure of wells and any other causes, whether of the kind herein enumerated or otherwise not within the control of the party claiming suspension and which by the exercise of due diligence such party is unable to overcome.

3. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty, and that the above requirement of the due diligence in restoring normal operating conditions shall not require the settlement of strikes or lockouts by acceding to the terms of the opposing party when such course is inadvisable in the discretion of the party having the difficulty.

ARTICLE XVI
Miscellaneous

1. **Right-of-Way:** Seller hereby grants to Buyer, insofar as Seller has the right to do so, the right of ingress and egress, the right to lay and maintain pipelines, telephone and telegraph lines and to install any other necessary equipment on and across any lands covered by this Contract. All lines and other equipment placed by Buyer on said lands shall remain the personal property of Buyer, and subject to the terms of this Contract, may be removed by Buyer at any time.

2. **Indemnity:** Buyer shall indemnify and hold Seller harmless against any claims for damages growing out of the operations conducted hereunder by Buyer. Likewise, Seller shall indemnify and hold Buyer harmless against claims for damages growing out of Seller's operations.

3. **Waiver of Breach:** The waiver of any party of any breach of any of the provisions of the Contract shall not constitute a continuing waiver of other breaches of the same or other provisions of this Contract.

4. **Regulatory Bodies:** The Contract and all operations hereunder are subject to the applicable Federal and State laws and the applicable orders, rules, and regulations of the Railroad Commission of Texas and any other State or Federal authority having or asserting jurisdiction; but nothing contained herein shall be construed as a waiver of any right to question or contest any such law, order, or regulation in any form having jurisdiction in the premises.

5. **Notices:** All notices provided for herein shall be in writing and shall be deemed to be delivered to Seller when addressed to Seller at:

Coreterra Operating, LLC
17304 Preston Road, Suite 970
Dallas, Texas 75252
Tax I. D. Number: 43-2097355

and deposited in the United States mail, postage prepaid, and shall be deemed to be delivered to Buyer when addressed to:

Davis Gas Processing, Inc.
Bowie Gas Plant
211 No. Colorado
Midland, Texas 79701

and deposited in the United States mail, postage prepaid, or to such other single name and address as either party may by like notice give to the other party.

6. **Assignment:** All the covenants, stipulations, terms, conditions and provisions of this Contract shall extend to and be binding upon the respective successors and assigns of the parties hereto, and shall be covenants running with the land for the full term herein set forth; provided, however, that no assignment of this Contract by Seller as to a part or parts less than the whole as applied to the lands covered hereby shall affect or impair the rights of Buyer, nor in any case increase Buyer's obligations under this Contract as to the part or parts so segregated.

7. **Prior Gas Contracts**: This Contract terminates and supersedes that any prior Gas Purchase Contracts or Agreements by and between the Parties as to Seller's interest in gas produced from wells located on the acreage described on Exhibit "A" attached hereto.

8. This Contract shall apply to lease extensions, renewals and reacquistions of lease or leases by Seller, its successors or assigns, during the term of this Contract. Any Amendment to this Contract shall not be valid unless it is agreed to in writing and signed by both Buyer and Seller. In the event that more than one lease is described in Exhibit "A" attached hereto, this Contract shall be considered as a separate Contract on each lease.

9. The terms and provisions herein contained constitute the entire agreement between the parties hereto and shall supersede all previous communications, representations or agreements, either verbal or written, between the parties with respect to the subject matter hereof, and no part shall be altered, modified or amended except by agreement in writing, signed by both parties hereto.

IN WITNESS WHEREOF, this Contract has been executed in duplicate originals by the parties hereto as of the day and year first herein written.

ATTEST/WITNESS:

"BUYER"
DAVIS GAS PROCESSING, INC.

By: J. L. Davis - President

ATTEST/WITNESS:

"SELLER"
CORETERRA OPERATING, LLC.

By: Stuart Hagler

STATE OF Texas

COUNTY OF Dallas

BEFORE ME, the undersigned authority, a notary public in and for the State of Texas, C. Stuart Hagler, an officer of Core Terra Operating, LLC, personally appeared and is known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed, in the capacity therein stated, and as the act and deed of said corporation.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, this the 31st day of October, 20 07.

Print of Stamp Notary's Name
and Date Commission Expires:

JOANNA BRYANT
NOTARY PUBLIC
STATE OF TEXAS
EXPIRES
05-25-2010

Notary Public in and for the State of Texas

STATE OF TEXAS

COUNTY OF MIDLAND

BEFORE ME, the undersigned authority, a notary public in and for the State of Texas, J. L. Davis, an officer of Davis Gas Processing, Inc., personally appeared and is known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity therein stated, and as the act and deed of said corporation.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, this the 7th day of November, 20 07.

Print of Stamp Notary's Name
and Date Commission Expires:

DANA JOHNSON
Notary Public, State of Texas
My Commission Expires
October 17, 2009

Notary Public in and for the State of Texas

EXHIBIT "A"
to
GAS PURCHASE CONTRACT
Between
CORETERRA OPERATING, LLC.
as "Seller"
and
DAVIS GAS PROCESSING, INC.
as "Buyer"
Dated: October 17, 2007

DESCRIPTION OF AREA OF INTEREST COMMITTED:

Daube Lease: Section 2, R W Floyd / Finley, MRS EL Survey, A- 1542,
Montague County, Texas